ROWAN COMPANIES, INC.
RESTATED 1988 NONQUALIFIED STOCK OPTION PLAN
2005 ROWAN COMPANIES, INC. LONG-TERM INCENTIVE PLAN
CHANGE IN CONTROL SUPPLEMENT
[DATE]
[EXECUTIVE’S NAME]
[ADDRESS]
Dear                     :
               Upon the occurrence of a Change in Control during the Term of your Change in Control Agreement (such terms as defined therein), all Options and Awards (as defined in the Rowan Companies, Inc. Restated 1988 Nonqualified Stock Option Plan and the 2005 Rowan Companies, Inc. Long-Term Incentive Plan, as either may be or have been amended from time to time (collectively, the “Plans”)), including without limitation all options to acquire shares of Company stock, all stock appreciation rights, all shares of restricted stock, all restricted stock units, and all other equity and cash incentives held by you under the Plans and any other plan providing equity or cash incentives established by the Company after the date of this letter, shall become immediately fully vested and exercisable, all restrictions and conditions shall be deemed satisfied, and all limitations shall be deemed expired.
               Any Options vested hereunder shall be exercisable until the earlier of (i) the second anniversary of the Change in Control or (ii) the original maximum term of the exercise period of the Option.
               If an Award is subject to performance metrics such as comparative TSR and ROCE or any other financial metric, then you shall receive the target value of such Award, pro-rated based on years of completion within the performance period with any portion of the year in which the Change in Control occurs considered a full year. For example, if a Change in Control occurs in April 2008, an award granted in 2008 would be paid at 1/3 of target, an award granted in 2007 would be paid at 2/3 target, and an award granted in 2006 would be paid at 100% of target. Payment and settlement of such Awards shall be at the same time or times and in the mode or modes specified in the governing plan and Award agreement.
          As always, all Options and Awards are subject to the right of cash-out (as described in the Plans). You will be notified by the Compensation Committee should a Change in Control occur.

Dexter Peacock
Chairman, Compensation Committee